Exhibit 4.5

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PURSUANT TO THE TERMS OF SECTION 1 OF THIS WARRANT, ALL OR A PORTION OF THIS WARRANT MAY HAVE BEEN EXERCISED, AND THEREFORE THE ACTUAL NUMBER OF WARRANT SHARES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF.

ALDEYRA THERAPEUTICS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: 15-16

Number of Shares of Common Stock: 211,528

Date of Issuance: January 21, 2015 (“Issuance Date”)

Aldeyra Therapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, COWEN INVESTMENTS LLC, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after July 21, 2015 (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), Two Hundred Eleven Thousand Five Hundred Twenty Eight (211,528) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is the Warrant to purchase Common Stock (this “Warrant”) issued pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of January 20, 2015 (the “Subscription Date”), by and among the Company and the investors party thereto. This Warrant is one of a series of warrants containing substantially identical terms and conditions issued pursuant to Purchase Agreement (collectively, the “Warrants”).

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(g)), this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (but not as to fractional shares), by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”) (the items under (i) and (ii) above, the “Exercise Delivery Documents”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder; provided, however, that in the event that this Warrant is exercised in full or for the remaining unexercised portion hereof, the Holder shall deliver this Warrant to the Company for cancellation within a reasonable time after such exercise. Execution and delivery of the Exercise Notice with respect to less than all of the shares underlying this Warrant shall have the same effect as cancellation of the original Warrant and issuance of a new warrant evidencing the right to purchase the remaining number of unexercised shares. On or before the first Trading Day following the date on which the Company has received the Exercise Delivery Documents (the date upon which the Company has received all of the Exercise Delivery Documents, the “Exercise Date”), the Company shall transmit by facsimile or e-mail transmission an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent for the Common Stock (the “Transfer Agent”). On or before the second Trading Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall, (X) so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system, or (Y) if the certificates are required to bear a legend regarding restriction on transferability, or if Holder does not request delivery by the method set forth in clause (X), issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Trading Days after any such submission and at its own expense, issue a new Warrant (in accordance with Section 8(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant has been and/or is exercised. No fractional shares are to be issued upon the exercise of this Warrant. The Company shall pay any and all taxes that may be payable by the Company with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $9.50, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) Business Days of the Exercise Date (the “Buy-In Date”) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s or its designee’s account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such Trading Day the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s written request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise. Additionally, at the Holder’s option, the Company shall pay to Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Shares of Common Stock for which this Warrant was exercised (based on the Weighted Average Price of the Common Stock on the Buy-In Date), $5 per Trading Day for each Trading Day after the 2nd Trading Day following the Buy-In Date until the Company so delivers and registers such shares; provided, however, that Holder has provided the Company with at least one (1) Trading Day’s prior written notice of such failure to deliver certificates without legends. The foregoing shall be without prejudice to any other rights and recourses of Holder in connection with the failure of the Company to deliver and register the shares as aforesaid.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

(e) Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, in whole or in part, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding. The Company shall, upon request by Holder, within two (2) Business Days, confirm to Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 14.99% (unless otherwise agreed by the Company in writing) specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and its affiliates. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company, at any time while this Warrant is outstanding, shall distribute or pay or make distributable or payable to holders of Common Stock (and not to the Holders) or holders of its Common Stock (other than the Holder) shall have received or become entitled to (i) any of indebtedness or assets of the Company (including cash and cash dividends) or any evidences thereof, (ii) rights or warrants to subscribe for or purchase any security, or (iii) any other property or distribution whatsoever (including, without limitation, any cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), then in each such case, the Holder will become entitled to receive, upon execution of this Warrant (and only to the extent of such exercise, if not exercised in full), concurrently with such distribution or payment by the Company, and without payment of any additional consideration therefor, the securities and/or property (including cash) which such Holder would hold on the date of such payment or distribution had such Holder been the holder of record of such number shares of Common Stock as this Warrant would be exercisable for as of the date on which holders of Common Stock received or became entitled to receive such securities and/or property. Upon such distribution or payment to the holders of Common Stock, the Company shall set aside an amount of securities and/or property (including cash) which such Holder would hold on the date of such payment or distribution had this Warrant been exercised, for the sole purpose of distribution to the Holder upon its future exercise hereof, and shall distribute such amounts to the Holder upon such exercise (to the extent so exercised, if not exercised in full).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS; OTHER ADJUSTMENTS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above and any rights pursuant to Sections 3 and the other paragraphs of this Section 4, if at any time the Company, for valuable consideration, grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes this Warrant in accordance with the provisions of this Section 4(b) and agrees that upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of Warrant Shares or securities or other assets, as applicable, of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) which it would have been entitled to receive as a result of such merger, consolidation or disposition of assets as if it had been a holder upon the occurrence of such Fundamental Transaction of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction, including the same amount and kind of securities, cash or property (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of shares of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4(a) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Corporate Event but prior to the Expiration Date, in lieu of shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Corporate Event had this Warrant been exercised immediately prior to such Corporate Event. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

5. REDEMPTION OF WARRANTS

(a) General. Prior to the Expiration Date, the Company shall have the option, subject to the conditions set forth herein, to redeem all of the Warrants then outstanding upon not less than thirty (30) days nor more than sixty (60) days prior written notice to the Holders of the Warrants at any time provided that, at the time of delivery of such notice (i) there is an effective registration statement covering the resale of the Warrant Shares, (ii) the closing bid price of the Company’s Common Stock for each of the fifteen (15) consecutive Trading Days prior to the date of the notice of redemption is at least $20.00, as proportionately adjusted to reflect any stock splits, stock dividends, combination of shares or like events, and (iii) the average trading volume of the Company’s Common Stock during such fifteen (15) consecutive Trading Day period is at least 35,000 shares per day. In order to exercise its rights under this Section 5(a) the Company must send a notice of redemption to all holders of Warrants, and in respect of not less than all Warrants then outstanding.

(b) Notice. Notice of redemption will be effective upon mailing in accordance with this Section and such date may be referred to below as the “Notice Date.” Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder received such notice.

(c) Redemption Date and Redemption Price. The notice of redemption shall state the date set for redemption, which date shall be not less than twenty-one (21) days, or more than sixty (60) days, from the Notice Date (the “Redemption Date”). The Company shall not mail the notice of redemption unless all funds necessary to pay for redemption of the Warrants to be redeemed shall have first been set aside by the Company for the benefit of the Holders of the Warrants so as to be and continue to be available therefor. The redemption price to be paid to the Holders of the Warrants will be $0.001 for each share of Common Stock of the Company to which the Holder of the Warrant would then be entitled upon exercise of the Warrant being redeemed, as adjusted from time to time as provided herein (the “Redemption Price”).

(d) Exercise. Following the Notice Date, the Holders of the Warrants may exercise their Warrants in accordance with Section 1 of this Warrant between the Notice Date and 5:00 p.m. Eastern Time on the Redemption Date and such exercise shall be timely if the form of election to purchase duly executed and the Warrant Exercise Price for the shares of Common Stock to be purchased are actually received by the Company at its principal offices prior to 5:00 p.m. Eastern Time on the Redemption Date.

(e) Mailing. On and after 5:00 p.m. Eastern Time on the Redemption Date, notwithstanding that any Warrant subject to redemption shall not have been surrendered for redemption, the obligation evidenced by all Warrants not surrendered for redemption or effectively exercised shall be deemed no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the right of the holder of each Warrant subject to redemption to receive the Redemption Price for each share of Common Stock to which it would be entitled if it exercised the Warrant upon receiving notice of redemption of the Warrant subject to redemption held by it.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant and take all actions consistent with effectuating the purposes of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding (without regard to any limitations on exercise).

7. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company and deliver the completed and executed Assignment Form, in the form attached hereto as Exhibit B, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9.4 of the Purchase Agreement.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver of any provision hereunder shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

11. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit the disputed determination of the Exercise Price to an independent public accounting firm determined by the Company and approved by the Holder (with such approval not to be unreasonably withheld); provided that the independent public accounting firm may not have provided any services to either the Company or the Holder in the twelve (12) month period prior to such submission. The Company shall cause the accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. The prevailing party in any dispute resolved pursuant to this Section 13 shall be entitled to the full amount of all reasonable expenses, including all costs and fees paid or incurred in good faith, in relation to the resolution of such dispute. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. Notwithstanding the foregoing, if any dispute described in this Section 13 involves in whole or part the interpretation of any provision of this Warrant, this Section 13 shall not be applicable to such dispute and such dispute shall be resolved in the manner set forth in Section 11.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

15. TRANSFER. Subject to applicable laws, this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company

16. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported on the OTC Pink marketplace operated by OTC Markets Group Inc. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(e) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(f) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market.

(g) “Expiration Date” means the third anniversary of the Issuance Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded (a “Holiday”), the next date that is not a Holiday.

(h) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, lease, assign, transfer, convey, distribute, or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(j) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(k) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l) “Principal Market” means The NASDAQ Capital Market.

(m) “Required Holders” means, as of any date, the holders of at least a majority of the shares of Common Stock underlying the Warrants outstanding as of such date.

(n) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from, surviving, or acquiring assets in, any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(o) “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(p) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported on the OTC Pink marketplace operated by OTC Markets Group Inc. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

ALDEYRA THERAPEUTICS, INC.

By:
Name:	Todd C. Brady, M.D., Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to Warrant]

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

ALDEYRA THERAPEUTICS, INC.

The undersigned holder hereby exercises the right to purchase                      of the shares of Common Stock (“Warrant Shares”) of Aldeyra Therapeutics, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                     a “Cash Exercise” with respect to                      Warrant Shares.

2. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $         to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                      Warrant Shares in accordance with the terms of the Warrant and, after delivery of such Warrant Shares,              Warrant Shares remain subject to the Warrant.

Date:             ,

Name of Registered Holder

By:
Name:
Title:

A-1

EXHIBIT B

ASSIGNMENT FORM

ALDEYRA THERAPEUTICS, INC.

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: ,

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

B-1